Exhibit 10.1
LAM RESEARCH CORPORATION
2004 EXECUTIVE INCENTIVE PLAN
Amended and Restated
Effective as of February 7, 2023
      The Compensation and Human Resource Committee (the “Committee”) of the Board of Directors of Lam Research Corporation (“Company”) hereby adopts this amended and restated version of the 2004 Executive Incentive Plan (“Plan”), effective as of February 7, 2023.
1. Purpose.
      The purpose of the Plan is to provide performance-based incentive compensation in the form of cash payments or stock awards to executive officers and senior management of the Company and any affiliates which might subsequently adopt the Plan.
2. Administration.
      The Plan has been established by, and shall be administered by, the Committee.
3. Participants.
      For each measurement period (which may but need not be a fiscal year), the Committee will choose, in its sole discretion, those eligible employees who will participate in the Plan during that measurement period and will be eligible to receive payment under the Plan for that measurement period.
a)Eligible Employees. Persons who are eligible to participate in the Plan are all members of senior management of the Company and its affiliates. For purposes of the Plan, senior management is defined as any officer who is subject to the reporting rules of Section 16(a) of the Securities Exchange Act of 1934, or who is designated as eligible for the Plan by the Committee in its discretion.
b)Employment Criteria. In general, to participate in the Plan an eligible employee must be continuously employed by the Company or an affiliate for the entire measurement period. The foregoing notwithstanding: (i) if an otherwise eligible employee joins the Company or an affiliate during the measurement period, the Committee may, in its discretion, add the employee to the Plan for the partial measurement period, and (ii) if the employment of an otherwise eligible employee ends before the end of the measurement period because of death, disability or termination of employment (as determined in the discretion of the Committee), the employee shall be paid a pro-rata portion of the compensation, if any, that otherwise would have been payable under the Plan based upon the actual achievement of the performance goals applicable during the measurement period in which termination of employment occurs, unless the Committee determines in its sole discretion that payment is not appropriate. If a participant is on unpaid leave status for any portion of the measurement period, the Committee, in its discretion, may reduce the participant’s payment on a pro-rata basis.
All determinations under the Plan, including those related to interpretation of the Plan, eligibility, or the payment or pro-ration of any payment shall be made by the Committee pursuant to the above terms, and those determinations shall be final and binding on all employees.

4. Awards.
      The Committee shall determine the size and terms of an individual award that can be made in cash or stock. Stock awards may be made pursuant to, from and in such forms permitted under any stock option, equity incentive or similar plan adopted by the Company’s Board of Directors and approved by its stockholders. The stock awards shall be granted and/or vested based upon the attainment of performance goals as set forth in Section 5.
5. Business Criteria on Which Performance Goals Shall be Based.
      Payment under the Plan shall be based on the Company’s attainment of performance goals based on one or more of the following business criteria: Either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results, or to a designated comparison group, peer index or fund, in each case as specified by the Committee in the award, and may include actual, growth, or performance-to-target for performance criteria selected by the Committee including, but not limited to, the following: (i) cash flow, including free cash flow and operating cash flow; (ii) earnings (including revenue; gross margin; operating profit; earnings before interest, taxes and depreciation; earnings before interest and taxes; earnings before taxes; net earnings; and special or extraordinary items) or earnings per share; (iii) stock or market price; (iv) return on equity or average shareholders’ equity; (v) total stockholder value or return; (vi) return on capital; (vii) return on assets or net assets; (viii) return on investment or invested capital; (ix) return on sales; (x) income, net income, operating income, net operating income, net operating profit, controllable profits, pre-tax profit or operating margin (with or without regard to amortization/impairment of goodwill); (xi) market share or applications won; (xii) operational performance, including orders, backlog, deferred revenues, revenue per employee, overhead, days sales outstanding, inventory turns, or other expense levels; (xiii) minimum cash balances; (xiv) asset turns; (xv) product or technological developments; (xvi) customer satisfaction management by objectives; (xvii) individual management by objectives; (xviii) economic value added; and (xix) strategic plan development and implementation (including individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designed to improve the organizational performance of the Company, an affiliate, or a specific business unit thereof and that are consistent with and derived from the strategic operating plan of the Company, an affiliate or any of their business units for the applicable performance period). The Committee may measure, as applicable, any of the above on a pro forma, GAAP or non-GAAP basis and may, without limitation, appropriately adjust any evaluation of performance under the business criteria to exclude any of the following events or other events, in its discretion, that occur during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in FASB Accounting Standards Codification 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.
6. Establishing Performance Goals.
      The Committee shall establish, for each measurement period:
a)the length of the measurement period;
b)the specific business criterion or criteria, or combination thereof, that will be used;

c)the specific performance targets that will be used for the selected business criterion or criteria;
d)any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary items;
e)the formula for calculating compensation eligible for payment under the Plan in relation to the performance targets;
f)the eligible employees who will participate in the Plan for that measurement period; and
g)if applicable, the target amounts for each participant for the measurement period.
7. Determination of Attainment of Performance Goals.
      The Committee shall determine, pursuant to the performance goals and other elements established pursuant to section 5 of the Plan and other factors, in its discretion, the amounts to be paid to each employee for each measurement period or the extent to which awards have vested. The Committee’s determinations shall be final and binding on all participants. However, with respect to the Chief Executive Officer and Executive Chairman (if any), the Company’s outside directors shall be entitled (but are not required) to review and approve (by majority vote) the Committee’s determination. These determinations must be certified in writing before payments are made, which requirement may be satisfied by approved minutes of the Committee meeting setting out the determinations made.
8. Amendments.
      The Committee may not amend or terminate the Plan so as to increase, reduce or eliminate awards under the Plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period (although, for the avoidance of doubt, this provision shall not impact the Committee’s ability to use negative discretion). The Committee may amend or terminate the Plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate awards retroactively.
9. Time and Form of Payment.
     All payments in respect of awards granted under this Plan shall be made in cash on or before March 15th of the year following the year in which the measurement period ends. The Committee may also provide for payment in the form of shares or share awards as provided in Section 4.
10. Section 409A of the Code.
     Awards under the Plan are intended to comply with Section 409A of the Code and all awards shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan. Notwithstanding any provision of the Plan or any Award to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without employee consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Plan and any award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to Award, or (ii) comply with the requirements of Section 409A of the Code.

Notwithstanding any provisions of this Plan to the contrary, if an employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on the employee’s date of separation from service and if any portion of an award to be received by the employee upon the employee’s separation from service would be considered deferred compensation under Section 409A of the Code, amounts of deferred compensation that would otherwise be payable pursuant to this Plan during the six-month period immediately following the employee’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s separation from service and (ii) the employee’s death. In the event that payments are delayed pursuant to this section, then such payments shall be paid at the time specified in this section without interest. The Company shall consult with the employee in good faith regarding the implementation of the provisions of this section, provided that neither the Company nor any of its employees or representatives shall have any liability to the employee with respect thereto. Any amount under this program that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a deferred payment for purposes of this Plan. Any amounts scheduled for payment hereunder when they are ordinarily paid, will nonetheless be paid to employee on or before March 15th of the year following the year when the payment is no longer subject to a substantial risk of forfeiture. For purposes of Section 409A of the Code, the right to a series of installment payments shall be treated as a right to a series of separate payments, and references herein to the employee’s termination of employment shall refer to employee’s separation of services with the Company within the meaning of Section 409A of the Code.
11. Rule 10b5-1 Trading Plans; Stock Withholding.
      It is expected that participants under the Plan will establish or modify stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to provide for the sale of Company shares and remit to the Company the proceeds to meet the Company’s withholding obligations in connection with stock awards hereunder. To the extent participants fail to establish or modify 10b5-1 plans in accordance with the foregoing, the Company at its election shall either require the participant to pay cash sufficient to meet the withholding obligation or the Company shall withhold the number of shares under a stock award sufficient (based on the fair market value of the Shares) to meet such withholding obligation.
12. Effect on Employment/Right to Receive.
      Employment with the Company and its affiliates is on an at-will basis. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant’s employment or service at any time, with or without cause or notice. Furthermore, the Company expressly reserves the right, which may be exercised at any time and without regard to any measurement period, to terminate any individual’s employment with or without cause, and to treat the individual without regard to the effect which such treatment might have upon the individual as a participant under this Plan. For purposes of this Plan, transfers of employment between the Company and/or its affiliates shall not be deemed a termination of employment. No person shall have the right to be selected to receive a Stock Award under the Plan, or, having been so selected, have the right to receive a future award.
13. Successors.
      All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.

14. Nontransferability of Awards.
      No award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the extent permitted by the Company’s 2007 Stock Incentive Plan, 2015 Stock Incentive Plan or other equity plan, to the extent an award is payable from such plans. All rights with respect to an award granted under this Plan shall be available during the lifetime of a participant only to the participant to whom the award under this Plan is granted.
15. Compensation Recovery/Clawback Provisions.
      Awards granted under this Plan shall be subject to any applicable compensation recovery or clawback policy adopted by the Company.